As filed with the Securities and Exchange Commission on December 29, 2010

Registration No. 333-06747

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REWARDS NETWORK INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-6028875
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 950

Chicago, Illinois 60606

(Address of Principal Executive Offices) (Zip Code)

TRANSMEDIA NETWORK INC. 1996 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Roya Behnia

Senior Vice President, General Counsel and Secretary

Rewards Network Inc.

Two North Riverside Plaza Suite 950

Chicago, Illinois 60606

(312) 521-6767

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Timothy J. Melton

Jones Day

77 West Wacker

Chicago, Illinois 60601

(312) 782-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On June 25, 1996, Rewards Network Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-06747) (as amended or supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission with respect to a total of 505,966 shares of the Company’s common stock, $0.02 par value per share (the “Common Stock”), authorized for issuance under the Transmedia Network Inc. 1996 Long-Term Incentive Plan (the “Plan”). The Registration Statement also covered an indeterminate number of shares of Common Stock as may have become issuable as a result of stock splits, stock dividends or similar transactions in accordance with anti-dilution provisions of the Plan.

On December 14, 2010, pursuant to the Agreement and Plan of Merger, dated as of October 28, 2010, by and among the Company, EGI Acquisition Parent, L.L.C. (“Parent”) and EGI Acquisition, L.L.C. (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the Company’s Common Stock is no longer publicly traded. Accordingly, the Company wishes to terminate the offering of securities registered pursuant to the Registration Statement.

Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 29, 2010.

Rewards Network Inc.

By:	/s/ Ronald L. Blake
	Name:	Ronald L. Blake
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ronald L. Blake	Director, President and Chief Executive Officer (Principal Executive Officer)	December 29, 2010
Ronald L. Blake

/s/ Christopher J. Locke	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 29, 2010
Christopher J. Locke

*	Director	December 29, 2010
Ellen Havdala

*	Director	December 29, 2010
Tiara J. Nelson

*	Director	December 29, 2010
Mark R. Sotir

* By:	/s/ Christopher J. Locke Christopher J. Locke, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
24.1	Power of Attorney